Exhibit 10.45

FOURTH AMENDMENT TO SUPPLY AGREEMENT

This fourth amendment (“Fourth Amendment”) to the Supply Agreement by and between MannKind Corporation (“MannKind”) and Amphastar Pharmaceuticals, Inc.  (“Amphastar”), originally dated July 31, 2014 and as previously amended on October 31, 2014, November 9, 2016 and April 11, 2018 (collectively, the “Agreement”), is hereby made as of the 24 day of December,  2018, by and between MannKind on the one hand, and on the other hand, Amphastar.

RECITALS:

WHEREAS, MannKind and Amphastar entered into the Agreement pursuant to which Amphastar is to manufacture and supply the Product to MannKind, and MannKind is to purchase certain minimum quantities of the Product; and

WHEREAS MannKind and Amphastar have determined it to be mutually beneficial to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, MannKind and Amphastar, hereby agree to amend the Agreement as follows:

1.	Definitions. Unless otherwise defined herein, each of the capitalized terms used in this Fourth Amendment shall have the definition and meaning ascribed to it in the Agreement.
2.	Amendment Fee. No later than December 31, 2018, MannKind shall pay Amphastar an amendment fee in the amount of US $2.0 million (the “Amendment Fee”).

3.Amendments to the Agreement. Effective upon the payment of the Amendment Fee, the Agreement shall be amended as follows:

3.1The table in Section 6.1 of the Agreement shall be amended and replaced in its entirety with the following:

Calendar Year	Purchase Commitment Quantities (kg)	Purchase Price (per gram)	Delivery and Payment
2014	51	EUR 77.50
2015	299	EUR 77.50
2016	0	EUR 77.50
2017	35	EUR 77.50
2018	57.5	EUR 77.50

2019	75	EUR 77.50

Purchase Commitment Quantities of 25 kg shall be purchased in each of the first, second and fourth Quarters, which shall be payable to Amphastar no later than fifteen (15) days after the date of invoice.

2020	205	EUR 77.50	25% of the Purchase Commitment Quantities shall be paid on a Quarterly basis.
2021	205	EUR 77.50	25% of the Purchase Commitment Quantities shall be paid on a Quarterly basis.
2022	255	EUR 77.50	25% of the Purchase Commitment Quantities shall be paid on a Quarterly basis.
2023	255	EUR 77.50	25% of the Purchase Commitment Quantities shall be paid on a Quarterly basis.
2024	112.5	EUR 77.50	25% of the Purchase Commitment Quantities shall be paid on a Quarterly basis.

Notwithstanding anything to the contrary, in no event shall any of the Quarterly payments set forth in the Table above (Section 6.1 of the Agreement) be payable to Amphastar later than fifteen (15) days after the close of the corresponding calendar quarter.

3.2Section 10.1 of the Agreement shall be extended until December 31, 2024.  All other terms and conditions in paragraph 10.1 shall remain in full force and effect.

4.	Final Agreement.

From and after the execution of this Fourth Amendment, all references in the Agreement (or in the Fourth Amendment) to “this Agreement,” “hereof,” “herein,” “hereto,” and similar words or phrases shall mean and refer to the Agreement as amended by this Fourth Amendment.  The Agreement as amended by this Fourth Amendment constitutes the entire agreement by and between the Parties as to the subject matter hereof.  Except as expressly modified by this Fourth Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of MannKind and Amphastar has caused this Fourth Amendment to be executed by their duly authorized officers.

MannKind Corporation		Amphastar Pharmaceuticals, Inc.
By:	/s/ David Thomson	By:	/s/ Jason Shandell
Name:	David Thomson	Name:	Jason Shandell
Title:	EVP + General Counsel	Title:	President + General Counsel